                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                            PC QUOTE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

   [LOGO]

300 SOUTH WACKER DRIVE
CHICAGO, ILLINOIS 60606

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON
OCTOBER 16, 1997

---------------------

TO THE STOCKHOLDERS OF
PC QUOTE, INC.:

The Annual Meeting of Stockholders of PC Quote, Inc., a Delaware corporation, will be held on October 16, 1997 at 10:00 A.M. at The Metropolitan Club, 67th Floor, Sears Tower, 233 South Wacker Drive, Chicago, Illinois, for the following purposes:

1. To elect five (5) directors to hold office until the next annual meeting of stockholders or until their successors shall have been elected and qualified.

2. To approve an amendment to the Company's Certificate of Incorporation to increase the Company's total authorized Common Stock, to eliminate the Preferred Stock, par value $1.312704617 per share, from the Company's authorized capital, and to authorize the Company to issue up to Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share.

3. To approve an amendment to the Company's Combined Incentive and Non-Statutory Stock Option Plan (the "Option Plan") to increase the aggregate number of shares of the Company's Common Stock which are reserved for issuance under the Option Plan.

4. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1997.

5. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on August 19, 1997 are entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof.

                                          By order of the Board of Directors
                                          DARLENE E. CZAJA
                                          SECRETARY

Chicago, Illinois
September    , 1997

   [LOGO]

300 SOUTH WACKER DRIVE
CHICAGO, ILLINOIS 60606

------------------------------------------------------

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors of PC Quote, Inc. (the "Company"), for use at the Annual Meeting of Stockholders of the Company, to be held October 16, 1997 at 10:00 a.m. at The Metropolitan Club, 67th Floor, Sears Tower, 233 South Wacker Drive, Chicago, Illinois. In addition to solicitation of proxies by mail, proxies may be solicited by the Company's directors, officers and regular employees by personal interview, telephone or telegram, and the Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by them. The expense of all such solicitation, including printing and mailing, will be paid by the Company. Any proxy may be revoked at any time before its exercise, by written notice to the Secretary of the Company or by attending the meeting and electing to vote in person. This Proxy Statement and the accompanying proxy were initially mailed to stockholders on or about
September   , 1997.

Only stockholders of the Company of record at the close of business on August 19, 1997 are entitled to vote at the meeting or any adjournment thereof. As of that date there were outstanding 7,414,149 shares of Common Stock, each of which is entitled to one vote on all matters voted upon at the annual meeting. Holders of shares of Common Stock are not entitled to cumulate their votes in the election of directors. A majority of the outstanding shares of Common Stock of the Company, represented in person or by proxy, shall constitute a quorum at the meeting.

The proposal to approve an amendment to the Company's Certificate of Incorporation to increase the Company's total authorized Common Stock, eliminate a certain class of Preferred Stock, and authorize a class of Preferred Stock, par value $0.001 per share, shall be approved by the affirmative vote of 66 2/3% of the shares of Common Stock outstanding as of August 19, 1997. Approval of the proposals to (i) increase the number of shares of Common Stock reserved for issuance under the Option Plan and (ii) ratify the appointment of independent auditors shall be by the affirmative vote of a majority of the outstanding shares of Common Stock. The directors nominated shall be elected by the affirmative vote of a majority of the shares present and voting at the meeting.

In determining whether a quorum exists at the meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions (including votes to withhold authority to vote in certain cases), with respect to the proposal receiving the most such votes, will be counted. Abstentions with respect to a particular proposal will be counted as part of the base number of votes to be used in determining if that particular proposal has received the requisite percentage of base votes for approval, while broker non-votes will not be counted in such base for such proposal. Thus, an abstention will have the same effect as a vote "against" such proposal while a broker non-vote will have no effect.

ELECTION OF DIRECTORS

Two of the five directors elected at the 1996 annual meeting, Messrs. M. Blair Hull and Alexander R. Piper III, resigned their positions in December 1996. A third director, Paul DiBiasio, resigned his position in April 1997. In July 1997, the Board of Directors elected Jim Porter, the Company's newly appointed Chief Executive Officer, and John Hart directors to fill the vacancies created by two of those resignations, and it has no immediate plans to fill the vacancy created by the resignation of the third director until the annual meeting.

On July 17, 1997, the Board of Directors voted to expand the Board of Directors to a range of between two (2) and seven (7) members. A board of five (5) directors will be elected to serve until the next annual meeting, or until their successors are elected and shall have qualified. All of such directors shall be elected by the holders of shares of Common Stock. The proxies returned pursuant to this solicitation will be voted by the persons named therein for the election as directors of the persons named below, which persons constitute the Board of Directors' nominees for election of directors. If any nominee is unable to accept the office of director (which is not presently anticipated), the persons named in the proxies will vote for the election of such other persons as they shall determine.

                                                                                                        Director
Name, Age, and Principal Occupation                                                                      Since
----------------------------------------------------------------------------------------------------  ------------
Louis J. Morgan, 60 ................................................................................      1980
  Chairman of the Board of the Company since May 1984. Mr. Morgan served as President of the Company from August 1980 to May 1984. Since August 1980 he has also served as Treasurer of the Company.
  From 1962-1972, Mr. Morgan was employed as a securities broker and sales manager of a regional New
  York Stock Exchange member brokerage firm. He was a member of the Chicago Board Options Exchange,
  Inc. from 1973 to 1986 and served on the Systems Committee of the Chicago Board Options Exchange,
  Inc. from 1980 through 1983.
Jim R. Porter, 57 ..................................................................................      1997
  Chief Executive Officer of the Company since July 1997. President and Chief Executive Officer of
  New Century Investment Research & Management, Inc. since 1993. Associate of Chicago Research &
  Trading, Inc., a commodity trading firm, from 1990 to 1993. From 1979 to May 1990, a Principal and
  Chief Executive Officer of First Options of Chicago, Inc., a securities, futures and options clearing firm, and a Partner of Spear Leeds & Kellogg, a specialist firm on the New York Stock
  Exchange. Mr. Porter has been in the securities and futures business since 1969 and has been a member of principal exchanges such as the Chicago Board of Trade, the Chicago Mercantile Exchange
  and the Chicago Board Options Exchange.
Ronald Langley, 52 .................................................................................      1995
  Chairman and director of publicly held PICO Holdings, Inc., since November 1996. Chairman of
  Quaker Holdings Limited, an investment banking firm, since October 1992. Chairman since 1995, and
  Director since 1993, of Physicians Insurance Company of Ohio, an insurance company. Chairman of
  Summit Global Management, Inc., a subsidiary of PICO Holdings, Inc., which acts as a registered investment adviser, since 1995. Chairman and director of Global Equity Corporation, an international investment compnay, since 1995. Since 1994 Mr. Langley served as Chairman of the
  Centurion Trust Company, a bank specializing in custodian services. Mr. Langley served as Chairman of Pacific Southwest Corporation from 1989 to 1992.

                                                                                                        Director
Name, Age, and Principal Occupation                                                                      Since
----------------------------------------------------------------------------------------------------  ------------
John R. Hart, 37 ...................................................................................      1997
  Director, President and Chief Executive Officer of publicly held PICO Holdings, Inc. since
  November 1996. President and Chief Executive Officer of Physicians Insurance Company of Ohio, an
  insurance company, since 1995, and director since 1993. President and Chief Executive Officer of
  Global Equity Corporation, an international investment company, since 1995. President of Quaker
  Holdings Limited, an investment company, since 1991. Principal in Detwiler, Ryan & Company, Inc., an investment bank, from 1982 to 1991.
Timothy K. Krauskopf, 34 ...........................................................................
  Head of Information Services at the Field Museum of Natural History since 1997. Co-Founder in
  1990, Director since 1993, Vice President of Research and Development and Chief Technology Officer
  of publicly held Spyglass, Inc., a software firm, from 1990 to 1997. Mr. Krauskopf has also served as a Trustee of Northwestern University.

The principal occupation of each of the above nominees for the past five years has been as set forth in the above table.

The Company's Board of Directors has established an Audit Committee, a Compensation Committee and an Incentive Stock Committee. Each of those committees is comprised of all non-employee directors of the Company. Mr. Langley currently serves on each committee. If elected, Messrs. Hart and Krauskopf will also serve on each. None of such committee members are eligible to receive options under the Company's Option Plans.

During the year ended December 31, 1996, the Board of Directors held six meetings. Each of the directors attended, in person or by telephone, at least 75% of the total number of meetings of the Board of Directors and committees thereof held during the period for which each individual was a director.

COMPENSATION OF DIRECTORS

On May 13, 1994, the Company adopted a policy of paying its non-employee directors $4,000 per year and, in addition, $750 per meeting. Pursuant to this policy, non-employee directors were paid an aggregate of $29,750 during the last fiscal year.

EXECUTIVE OFFICERS

Name                                                                  Position                         Age
-------------------------------------------------  -----------------------------------------------     ---
Louis J. Morgan..................................  Chairman and Treasurer                              60
Jim R. Porter....................................  Chief Executive Officer                             57
John E. Juska (1)................................  Chief Financial Officer                             42

---------
(1)Chief Financial Officer of the Company since July 1997. Mr. Juska served as Vice President and Chief Financial Officer for the Chicago Mercantile Exchange from 1994 to July 1997. Between 1986 and 1994, Mr. Juska served in various other positions for the Chicago Mercantile Exchange, including as Controller and as Vice President of Finance. Mr. Juska also previously served as Treasurer of CME Depository Trust Company and GFX Corporation, both wholly-owned subsidiaries of the Mercantile Exchange, and as a trustee of the CME Pension Trust.

EXECUTIVE COMPENSATION

The following table summarizes the compensation for the past three years of (a) the Company's Chief Executive Officer, (b) the Company's President and Chief Operating Officer (who was employed by the Company from June 1996 to July 1997),
(c) the Company's Vice President, Finance and Chief Financial Officer (who was employed by the Company from July 1996 to July 1997), and (d) the Company's two most highly compensated officers other than executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                               Awards
                                                                             -----------
                                                       Annual Compensation     Shares
                                                      ---------------------  Underlying      All Other
Name and Principal Position                  Year       Salary      Bonus      Options    Compensation(1)
-----------------------------------------  ---------  ----------  ---------  -----------  ---------------
Louis J. Morgan .........................       1996  $  251,562  $  21,875      --          $  13,752
 Chairman of the Board, Chief Executive         1995     241,896     --          30,000         13,419
 Officer and Treasurer                          1994     225,463     --          20,000         11,509
Howard Meltzer(2) .......................       1996     106,571     27,500      75,000         --
 President and Chief Operating Officer          1995      --         --          --             --
                                                1994      --         --          --             --
Michael Press(3) ........................       1996      57,232      5,450      25,000         --
 Vice President, Finance, Chief Financial       1995      --         --          --             --
 Officer                                        1994      --         --          --             --
Michael J. Kreutzjans ...................       1996     152,705     11,911      --              1,830
 Vice President, Development Design             1995     145,619     --          25,000          1,830
                                                1994      79,365     --          20,000          3,330
Jerry M. Traver .........................       1996     211,539      4,813      --             --
 Vice President, Sales and Marketing            1995     145,619                 25,000         --
                                                1994      79,365                 20,000         --

---------
(1)Represents the insurance premiums paid by the Company on life insurance policies on which the named person's spouse is the beneficiary.

(2)Mr. Meltzer was employed by the Company from July 1996 through July 1997. Represents amounts paid to Mr. Meltzer from June 1996 through December 1996.

(3)Mr. Press was employed by the Company from July 1996 through July 1997. Represents amounts paid to Mr. Press from July 1996 through December 1996.

Mr. Richard Chappetto, the Company's former President, International Division, and Chief Financial Officer, ceased his employment with the Company on November 1, 1996. During the last fiscal year the Company paid Mr. Chappetto cash compensation of $159,566 in accordance with his September 1993 employment agreement with the Company, which Agreement expired in September 1996.

The following table shows the total number of Options granted to each of the named persons during 1996 (both as the number of shares of Common Stock subject to such Options and as a percentage of all Options granted to employees during
1996) and, for each of these grants, the exercise price per share of Common Stock and option expiration date. Except for options granted to Mr. Meltzer, the options will vest in three equal annual installments in 1997, 1998 and 1999 and will be exercisable through July 16, 2001. The exercise price of these options was fair market value (as defined in the Plan) at the date of grant. Of the 75,000 options granted to Mr. Meltzer, 25,000 vested immediately upon commencement of his employment in July. The remaining 50,000 options were to vest in equal annual installments through July, 1998. No SARs were granted in 1996.

                     OPTION/SAR GRANTS IN 1996 FISCAL YEAR

                                                                                            Potential Realizable
                                                                                              Value at Assumed
                                                                                           Annual Rates of Price
                          Number of         % of Total                                        Appreciation for
                         Securities       Options Granted    Exercise or                           Option
                     Underlying Options   to Employees in    Base Price      Expiration    ----------------------
Name                     Granted (#)        Fiscal Year        ($/Sh)           Date         5%(1)       10%(1)
-------------------  -------------------  ---------------  ---------------  -------------  ----------  ----------
Louis J. Morgan....          --                 --               --              --            --          --
Howard Meltzer.....          75,000                 57%           5.375         7-16-2001  $  490,000  $  590,215
Michael Press......          25,000                 19%           5.375         7-29-2001     163,333     196,738
Michael J.
 Kreutzjans........          --                 --               --              --            --          --
Jerry M. Traver....          --                 --               --              --            --          --

---------
(1)The dollar amounts under these columns are the result of calculations at the 5% appreciation and 10% appreciation rates for the full five-year terms of the options as required by the SEC. The dollar amounts presented are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

The following table sets forth, for each of the named persons, the number of shares they acquired on exercise of Options in 1996, the aggregate dollar value realized upon exercise, the total number of shares of Common Stock underlying unexercised Options and the aggregate dollar value of unexercised, in-the-money Options, separately identifying the exercisable and unexercisable Options. No SARs were outstanding in 1996.

                    AGGREGATED OPTION/SAR EXERCISES IN 1996
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                     Number of Shares      Value of
                                                                        Underlying       Unexercised
                                                                       Unexercised       In-the-Money
                                                                     Options/SARs at   Options/SARs at
                                              Shares                    FY-End (#)      FY-End ($)(1)
                                            Acquired on    Value
                                             Exercise     Realized     Exercisable/      Exercisable/
Name                                            (#)         ($)       Unexercisable     Unexercisable
------------------------------------------  -----------  ----------  ----------------  ----------------
Louis J. Morgan...........................      25,000       57,813     35,166/33,334     30,729/15,834
Howard Meltzer............................      --           --         25,000/50,000         --
Michael Press.............................      --           --               /25,000         --
Michael J. Kreutzjans.....................      10,000       33,125     31,999/30,001     27,541/15,834
Jerry M. Traver...........................      13,000      135,688     13,999/30,001      4,478/15,834

---------
(1)These values represent the excess, if any, of the fair market value of the shares of Common Stock subject to Options on December 31, 1996 over the respective option prices.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.

Effective as of December 2, 1996, the 1989 Employment Agreement between the Company and Mr. Morgan was replaced by a new Employment Agreement. Mr. Morgan's current agreement provides for his continued employment by the Company as Chairman of the Board of Directors at an annual salary of $251,000, an amount equal to his 1996 base compensation. Pursuant to the Agreement, the Company nominated Mr. Morgan for election as a director at the next meeting of shareholders. The Agreement expires December 2, 1997 unless extended by the parties. The Employment Agreement also contains confidentiality and nondisclosure provisions.

In June 1997, the Company and Mr. Porter entered into an Employment Agreement (the "Porter Agreement") which provided for (i) the employment of Mr. Porter as the Chief Executive Officer of the Company, (ii) an annual base salary for Mr. Porter of $98,000, subject to semi-annual review and adjustment by the Board of Directors, and (iii) the granting to Mr. Porter of an option to purchase shares of the Company's Common Stock up to a maximum amount of 5% of the outstanding shares of the Company's Common Stock (the "Maximum Amount"). Pursuant to the Porter Agreement, the Maximum Amount was to increase to 6.88% of the Company's outstanding shares upon the occurrence of certain events. Vesting of the shares up to the Maximum Amount was to occur according to certain quarterly installments scheduled in the Porter Agreement. The exercise price for the shares underlying the option granted was to be equal to the market price of the Company's Common Stock as of June 14, 1997 or, in certain circumstances, be $2.00 per share. The Porter Agreement also provided that upon a change in control of the Company Mr. Porter's option would become fully vested.

In July 1997, the Company and Mr. Juska entered into an Employment Agreement (the "Juska Agreement") which provided for (i) the employment of Mr. Juska as the Chief Financial Officer of the Company, (ii) a minimum annual base salary for Mr. Juska of $80,000, and (iii) the granting to Mr. Juska of an option to purchase up to an aggregate of 10,000 shares of Common Stock at an exercise price of $1.50 per share and vesting ratably over three years.

In July 1996, the Company and Mr. Meltzer entered into an Employment Agreement (the "July 1996 Agreement"). It provided for (i) the employment of Mr. Meltzer as President and Chief Operating Officer of the Company, (ii) a minimum annual base salary of $190,000 for the three years beginning July 16, 1996 unless Mr. Meltzer's employment was earlier terminated in accordance with the July 1996 Agreement, and (iii) the granting of certain stock options during its term. Further, the July 1996 Agreement provided that upon termination of Mr. Meltzer's employment under certain circumstances, Mr. Meltzer would be entitled to additional compensation in an amount equal to his annual base salary. The July 1996 Agreement also contained confidentiality and non-compete provisions. In July 1997 Mr. Meltzer ceased his employment with the Company and in lieu of the July 1996 Agreement, entered into a severance agreement which provides, among other things, that (i) Mr. Meltzer continue to receive semi-monthly through March 31, 1998 payments equal to those previously made on his minimum annual base salary of $190,000 as established in the July 1996 Agreement; (ii) Mr. Meltzer continue to be eligible to participate in certain of the Company's employee benefit plans for up to eighteen months, subject to earlier termination upon Mr. Meltzer's subsequent employment; (iii) certain options to purchase up to an aggregate of 125,000 shares of the Company's Common Stock which were granted Mr. Meltzer pursuant to Employees' Stock Option Plan Agreements between Mr. Meltzer and the Company dated July 16, 1997 and January 31, 1997 become immediately exercisable and expire on December 31, 1997; (iv) the Company pay up to $20,000 for outplacement services to be utilized by Mr. Meltzer; and (v) the Company and Mr. Meltzer agree to comply with certain covenants relating to confidentiality and mutual releases from liability and waivers of claims.

In July 1996, Michael Press commenced his employment as Vice President, Finance, and Chief Financial Officer. On that date, Mr. Press entered into a letter agreement with the Company (the "July 1996 Letter Agreement") which provided that in the event his employment with the Company were to be terminated for any reason he would receive an amount equal to one year of his compensation. In July 1997, Mr. Press ceased his employment with the Company and in lieu of the July 1996 Letter Agreement, entered into a settlement agreement which provides, among other things, that (i) Mr. Press continue to receive semi-monthly through March 31, 1998 his base salary of $135,000 as established in the July 1996 Letter Agreement; (ii) Mr. Press continue to be eligible to participate in certain of the Company's employee benefit plans for up to twelve months, subject to earlier termination upon Mr. Press's subsequent employment;
(iii) all options granted Mr. Press pursuant to his Employees' Stock Option Plan Agreement with the Company dated July 29, 1996 become immediately exercisable and expire July 30, 2001; and (iv) the Company and Mr. Press agree to comply with certain covenants relating to confidentiality and mutual releases from liability and waivers of claims.

STOCK PLANS

EMPLOYEE STOCK PURCHASE PLAN. As of August 1997, the Company had reserved an aggregate of 250,000 shares of common stock for issuance under the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986 and permits eligible employees of the Company to purchase Common Stock through payroll deductions of up to 10% of their annual salary in any calendar year to a maximum of $5,000 per offering. The Purchase Plan has four three month offering periods beginning on the first day of each quarter. No employee may purchase more than 5% of the outstanding voting capital stock of the Company or an amount more than $20,000 worth of stock in any calendar year. The purchase price of Common Stock purchased under the Purchase Plan equals 85% of the market value of the common stock, as calculated in the Purchase Plan, on the first or last day of an offering period, whichever is lower. During 1996, 30,177 shares were sold to employees in accordance with the Plan.

INCENTIVE STOCK PLAN. The Company has reserved an aggregate of 1,000,000 shares of Common Stock for issuance under its Combined Incentive and Non-Statutory Stock Option Plan, which may be granted to employees and officers of the Company. The Plan is administered by the Company's Incentive Stock Committee. Options may be granted to employees and officers of the Company at a purchase price equal to the fair market value (as defined in the Plan) of the Company's Common Stock at the date of grant, vest ratably over a three year period, and are exercisable for a period of up to five years from the date of grant. During the past fiscal year, options for 75,000 shares were granted under the Plan.

401(K) PLAN. The Company maintains a 401(k) retirement savings plan for employees meeting certain eligibility requirements. Under the Plan, the Company matches contributions made by employees to the 401(k) Plan up to 25% of the first 5% contributed by an employee. During the last fiscal year, the Company made matching contributions of approximately $31,678 under the 401(k) Plan.

AMENDMENT OF CERTIFICATE OF INCORPORATION

In August 1997, the Company's Board of Directors proposed and recommended that the Company's stockholders approve and adopt an amendment to the Company's Certificate of Incorporation that would increase the Company's total authorized Common Stock from 10,000,000 shares to 50,000,000 shares, eliminate the Preferred Stock, par value $1.312704617 per share, from the Company's authorized capital, and to authorize the Company to issue up to 5,000,000 shares of Preferred Stock, par value $0.001 per share. The Company's stockholders are asked to approve this amendment.

The proposed amendment provides that Article Fourth of the Certificate be amended in its entirety to read as follows:

   "FOURTH:

   A. AUTHORIZED SHARES. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty-five Million (55,000,000), consisting of Fifty Million

      (50,000,000) shares of Common Stock, $0.001 par value per share (the "COMMON STOCK"), and Five Million (5,000,000) shares of Preferred stock, $0.001 par value per share (the "PREFERRED STOCK").

   B. PREFERRED STOCK. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "PREFERRED STOCK DESIGNATION"), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

   C. COMMON STOCK. Except as otherwise provided by the General Corporation Law of the State of Delaware, by this Certificate of Incorporation or any amendments hereto or by a Preferred Stock Designation, all of the voting power of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one (1) vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders.

REASONS FOR THE PROPOSAL. As of August 19, 1997, there were 7,414,149 shares of Common Stock issued and outstanding and 1,754,162 shares reserved for issuance under the Company's Employee Stock Purchase Plan, the Option Plan and pursuant to the option granted Mr. Porter. As of that date, an additional 2,740,000 shares of Common Stock are reserved for issuance to PICO Holdings, Inc. and its wholly-owned subsidiary, Physicians Insurance Company of Ohio what are collectively referred to as ("PICO") upon conversion of a certain Subordinated Convertible Debenture and upon exercise of any or all of the Company's Common Stock Purchase Warrants held by PICO. See "Certain Transactions."

The Company's Board of Directors believes that it is desirable for the Company to have available additional authorized but unissued shares of Common Stock to provide the Company with shares of Common Stock to be used for shares issuable pursuant to the Employee Stock Purchase Plan, the Option Plan, shares issuable upon the exercise of options by Mr. Porter, shares issuable to PICO pursuant to PICO's conversion of a certain Subordinated Convertible Debenture and/or pursuant to PICO's exercise of any or all of the Company's Common Stock Purchase Warrants held by PICO, general corporate purposes and future equity financings. Approval of the proposed amendment now will eliminate the delay and expense which otherwise would be incurred if stockholder approval were required to increase the authorized number of shares of Common Stock for possible future transactions involving the issuance of additional shares.

The Company's Certificate of Incorporation authorized the issuance of 2,500,000 shares of Preferred Stock, par value $1.312704617 per share. An aggregate of 1,523,572 shares of this Preferred Stock was issued to Bridge Data Corporation. All of such shares were subsequently converted into Common Stock by Bridge. Therefore, as of August 19, 1997, there were no issued and outstanding shares of Preferred Stock. Since the Preferred Stock, par value $1.312704617 per share, was authorized expressly for a specific purpose, the issuance to Bridge, which purpose is no longer applicable to the Company's operations, the Company recommends that the Certificate of Incorporation be amended to eliminate the authorization of such Preferred Stock.

The Company's Board of Directors believes it is desirable for the Company to authorize for issuance Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share. Authorization of such Preferred Stock will provide the Company flexibility to issue shares of Preferred Stock for general corporate purposes and for future equity financing. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors shall be expressly authorized to adopt resolutions to issue shares of such Preferred Stock, to fix the number of such shares and to change the number of such shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of such Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of such Preferred Stock.

EFFECT OF INCREASE. The additional shares of Common Stock may be issued, subject to certain exceptions, by the Board of Directors at such times, in such amounts and upon such terms as the Board may determine without further approval of the stockholders. The Company's current stockholders could suffer a dilution of voting rights, net income and net tangible book value per share of Common Stock as the result of any such issuance of Common Stock depending on the number of shares issued and the purpose, terms and conditions of the issuance. The additional shares of Common Stock could have an "anti-takeover" effect in that they could discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and could make the removal of the present management of the Company more difficult. Such shares could be issued for the purpose of making more difficult, time-consuming or costly an acquisition of a controlling interest in the Company deemed undesirable by the Board of Directors, even if such acquisition is desired by certain stockholders of the Company. The Company's stockholders have no preemptive rights to subscribe for additional shares of Common Stock or Preferred Stock when issued.

The issuance of Preferred Stock, par value $0.001 per share, pursuant to the authority of the Company's Board of Directors as described above could adversely affect the rights of the holders of Common Stock. For example, a particular class or series of such Preferred Stock may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of such Preferred Stock could cause the holders of Common Stock to suffer a dilution of voting rights, net income and net tangible book value per share, and could otherwise adversely affect the market price of the Common Stock. In addition, the authorization of such Preferred Stock could have a similar "anti-takeover" effect to that described above.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO (i) INCREASE THE COMPANY'S TOTAL AUTHORIZED COMMON STOCK (ii) ELIMINATE THE COMPANY'S PREFERRED STOCK, PAR VALUE $1.312704617 PER SHARE, AND (iii) AUTHORIZE A CLASS OF PREFERRED STOCK, PAR VALUE $0.001 PER SHARE.

AMENDMENT OF OPTION PLAN

In August 1997, the Company's Board or Directors proposed and recommended that the Company's stockholders approve and adopt an amendment to the Company's Combined Incentive and Non-Statutory Stock Option Plan (the "Option Plan") that would increase that number of shares reserved for issuance under the Option Plan from 1,000,000 to 2,000,000. The Company's stockholders are asked to approve this amendment.

REASONS FOR THE PROPOSAL. As of August 19, 1997, the Company had granted options to purchase a total of 521,503 shares of Common Stock pursuant to the Option Plan. Consequently, the Company was only able to grant options to purchase 478,497 shares of Common Stock under the Option Plan.

The Company's Board of Directors believes that it is desirable for the Company to have additional shares of Common Stock reserved for issuance under the Option Plan to provide the Company with the continued ability to attract, develop, reward and retain key employees and to provide such employees incentives which directly align the employees' interest with those of the Company's stockholders.

EFFECT OF INCREASE. Options to purchase additional shares of Common Stock may be granted to certain key employees upon the terms and subject to the conditions of the Option Plan in such amounts as the Incentive Stock Committee of the Board may determine without further approval by the stockholders. Upon the exercise of any options so granted, the Company's current stockholders could suffer a dilution of voting rights, net income and net tangible book value per share of the Common Stock as a result of any issuance of Common Stock upon such exercise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE COMBINED INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE OPTION PLAN.

APPROVAL OF INDEPENDENT AUDITORS

For the years ended December 31, 1996 and 1995, the Company's independent auditors were McGladrey & Pullen LLP. In March 1997, McGladrey & Pullen LLP informed the Company that it declined to stand for reelection as the Company's independent auditors. There have been no disagreements between the Company and McGladrey & Pullen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have caused McGladrey & Pullen LLP to make reference thereto in its reports on the Company's financial statement for such years.

In August 1997, the Company's Board of Directors appointed KPMG Peat Marwick LLP, a certified public accounting firm, as independent auditors for the Company for the year ending December 31, 1997. A representative of KPMG Peat Marwick LLP is expected to be present at the annual meeting and will have an opportunity to make an independent statement if he or she desires to do so. The representative is expected to be available to respond to appropriate questions.

If the stockholders do not ratify KPMG Peat Marwick LLP as the Company's independent auditors, the Board of Directors will reconsider, but is not obligated to change its decision appointing that firm as the Company's independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information as of August 19, 1997 regarding the beneficial ownership of shares of the Common Stock of the Company by each nominee and by all directors and officers as a group.

                                                                               Beneficial
                                                                                Ownership
                                                                              of Shares of       Percent of
Name                                                                          Common Stock         Class
-------------------------------------------------------------------------  -------------------  ------------
Louis J. Morgan(1).......................................................           374,932            5.1
Jim R. Porter(2).........................................................            82,514            1.1
John E. Juska(3).........................................................             3,333          --
Ronald Langley(4)........................................................         4,886,400           48
John R. Hart(4)..........................................................         4,886,400           48
Timothy K. Krauskopf.....................................................          --                --
All Directors and Officers as a Group (6 persons)(1)(2)(3)(4)............         5,347,179           72.1

---------

(1)Does not include 275,100 shares of Common Stock held by Mr. Morgan's spouse, as to which shares Mr. Morgan disclaims any voting or investment power. Includes 35,166 shares of Common Stock which may be acquired upon exercise of presently exercisable options.

(2)Includes 76,514 shares of Common Stock which may be acquired upon exercise of presently exercisable options.

(3)Includes 3,333 shares of Common Stock which may be acquired upon exercise of presently exercisable options.

(4)Mr. Langley, a Director of the Company since 1995, is a Director of PICO Holdings, Inc. ("PICO"). Mr. Hart, a Director of the Company since 1997, is President and Chief Executive Officer of PICO. As such, Mr. Langley and Mr. Hart each may be deemed to beneficially own the 4,536,400 shares of Common Stock of the Company beneficially owned by PICO. This number of shares deemed beneficially owned includes an aggregate of 2,740,000 shares of Common Stock which are issuable to PICO upon conversion of the Subordinated Debenture and/or exercise of warrants issued to PICO in connection with various Company financings. Such shares are deemed outstanding for computing the percentage beneficially owned by PICO, but are not deemed outstanding for computing the percentage beneficially owned by any other person. See "Principal Stockholders." Mr. Langley and Mr. Hart each disclaim beneficial ownership of these shares within the meaning of 13d-3 of the Securities and Exchange Act of 1934.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of August 19, 1997 regarding each person other than directors of the Company who were known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. Each person named has sole voting and investment power with respect to the shares beneficially owned by such person. The information presented in the table is derived from a Schedule 13D filed with the SEC by the named person on May 5, 1997.

                                                                        Amount and Nature of
                                                                        Beneficial Ownership    Percent of
Name and Address of Beneficial Owner                                        of Shares(1)         Class(1)
----------------------------------------------------------------------  --------------------  ---------------
PICO Holdings, Inc....................................................   4,886,400--Direct              48%
875 Prospect Street, Suite 301
La Jolla, California 92037

---------

(1)Includes an aggregate of 2,740,000 shares of Common Stock issuable to PICO upon conversion of the Subordinated Debenture and/or exercise of warrants issued to PICO in connection with various Company financings. Such shares are deemed outstanding for computing the percentage beneficially owned by PICO, but are not deemed outstanding for computing the percentage beneficially owned by any other person.

CERTAIN TRANSACTIONS

On November 14, 1996, the Company entered into an agreement with PICO, which then owned approximately 30% of the Company's outstanding shares of Common Stock. Pursuant to the Agreement, PICO loaned $2.5 million to the Company in exchange for a Convertible Subordinated Debenture (the "Debenture") in the principal amount of $2.5 million with interest at 1% over prime. PICO made the investment and the Debenture was issued on December 2, 1996. The Debenture was to mature on December 31, 2001 and is convertible at any time by PICO into 1.25 million shares of common stock of the Company (subject to adjustment in certain cases).

On May 5, 1997, the Company and PICO entered into a Loan and Security Agreement (the "Loan Agreement"), under which PICO agreed to make a secured loan to the Company in an aggregate principal amount of up to $1.0 million at a fixed rate equal to 14% per annum. Unless otherwise extended, the entire principal balance and all accrued interest due under the Loan Agreement are payable on September 30, 1997. All advances under the Loan Agreement are secured by a pledge of substantially all of the assets of the Company. These liens are subject to the prior lien of the Company's primary lender, Lakeside Bank. PICO will be paid a "facility fee" of $40,000, plus interest at a rate equal to 14% per annum. The Company may defer payment of the facility fee until the maturity date of the loan contemplated by the Loan Agreement.

In connection with the Loan Agreement, PICO and the Company entered into a First Amendment to the Debenture and Debenture Agreement (the "Debenture Amendment"), pursuant to which the terms of the Debenture were restructured as follows: (a) the maturity date of the Debenture is now April 30, 1999 instead of December 31, 2001; (b) the Debenture may not be prepaid or redeemed without the written consent of PICO; and (c) the conversion rate on the Debenture has been changed from $2.00 per share to the lower of (i) the mean of the closing bid price per share for the 20 trading days preceding exercise of the Debenture or (ii) $1.5625 per share (the market price of the Company's Common Stock on the date of the Debenture Amendment). Interest under the Debenture will continue to be payable in cash or, at the option of PICO, in shares of the Company's Common Stock at their fair market value at the time of payment.

On May 5, 1997, in consideration of the loan by PICO to the Company, the Company issued a Common Stock Purchase Warrant (the "Warrant") to PICO entitling PICO to purchase a minimum of 640,000 shares of the Company's Common Stock, at a price per share (the "Warrant Price") equal to the lesser of (a) the mean of the closing bid price per share for the 20 trading days preceding exercise of the Warrant or (b) $1.5625 per share (the market value of the Company's Common Stock on the date the Warrant was issued). The Warrant expires on April 30, 2000. In lieu of exercising the Warrant for cash, PICO may elect to receive the shares of the Company's Common Stock equal to the "value" of the Warrant determined in accordance with a formula specified in the Warrant (the "Conversion Value"). The number of shares of the Company's Common Stock subject to the Warrant and the Warrant Price will be adjusted to reflect stock dividends; reclassifications or changes of outstanding securities of the Company; any consolidation, merger or reorganization of the Company; stock splits; issuances of rights, options or warrants to all holders of shares of the Company's Common Stock exercisable at less than the current market price per share; and other distributions to all holders of shares of the Company's Common Stock. In the event of any sale, license or other disposition of all or substantially all of the assets of the Company or any reorganization, consolidation or merger involving the Company in which the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity (an "Acquisition"), if the successor entity does not assume the obligations of the Warrant and PICO has not fully exercised the Warrant, the unexercised portion of the Warrant will be deemed automatically converted into shares of the Company's Common Stock at the Conversion Value. Alternatively, PICO may elect to cause the Company to purchase the unexercised portion of the Warrant for cash upon the closing of any Acquisition for an amount equal to (a) the fair market value of any consideration that would have been received had PICO exercised the unexercised portion of the Warrant immediately before the record date for determining stockholders entitled to participate in the proceeds of the Acquisition, less
(b) the aggregate Warrant Price. The Warrant also provides for certain piggyback registration rights and a one-time demand registration right.

In August 1997, the Company and PICO agreed to amend the Loan Agreement and related documents to increase the amount of the secured loan from PICO to the Company from an amount up to $1.0 million to an amount up to $2.0 million. The terms of the Loan Agreement otherwise remained substantially the same, except that the "facility fee" of $40,000 was eliminated for new advances. In connection with the increase of the loan amount pursuant to such Amendment, the Company granted PICO an additional Common Stock Purchase Warrant for 500,000 shares of the Company's Common Stock. The terms of the additional Warrant are substantially the same as those contained in the May 1997 Warrant, except that the conversion price is the lesser of (a) $2.00 per share or (b) the mean of the closing bid price per share for the 20 trading days preceding exercise of the additional Warrant.

During the last fiscal year, the Company was engaged in a marketing venture with Global Financial Services, Inc. (formerly Bridge Information Systems, Inc.), which owned 1,523,572 shares of the Company's Common Stock until selling its holdings in the Company in a private sale in 1995. That agreement resulted in the marketing of a product that combined the features of the Company's price quote system with the analytical features of Global's information system products. During its last fiscal year, the Company recorded revenues of $3,920,000 in connection with this venture.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the two fiscal years ended December 31, 1996, the Company's officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

TO OUR STOCKHOLDERS:

In 1996 and prior years, the entire Board of Directors was generally responsible for administering the Company's executive compensation programs. The Company's Incentive Stock Committee administers the Company's Option Plans.

COMPENSATION PHILOSOPHY

The Company's executive compensation program is intended to attract, develop, reward and retain quality management talent. It is the philosophy of the Company that executive compensation should recognize an individuals' contribution to the Company and be competitive with compensation offered by other computer software and service companies. To further align executive officers' interests with those of the stockholders, the Company's executive compensation program also relies on stock option awards tied to increases in stockholder value.

COMPENSATION COMPONENTS

The components of the Company's executive compensation program are as follows: base salary and stock option awards.

BASE SALARY. In 1996, Messrs. Morgan and Meltzer entered into employment agreements with the Company, which agreements provided for annual base salary commitments. The Board has established annual increases to base salaries to be paid to the Company's executive officers. In setting each increase, the Committee takes into account several factors such as an individual's experience, responsibilities, management and leadership abilities and job performance in the prior year.

BONUS. In 1996 the Company instituted a cash bonus program which provided for monthly bonuses of 15% of each participant's base salary. 8 employees were entitled to participate in the program. In August 1996 the Company decided to discontinue the bonus program.

STOCK OPTIONS. The Board of Directors believes stock options are a key long-term incentive vehicle because they provide executives with the opportunity to acquire or increase an equity interest in the Company and to share in the appreciation of the value of its Common Stock. Stock option grants, therefore, directly align the executive's interest with those of the stockholders.

Stock options are granted to the executive officers and other key managers by the Company's Incentive Stock Committee under the Company's Incentive Stock Option Plan generally every 12 months. Options are granted with a three year vesting and a five year exercise period in order to encourage executives and managers to take a long-term view of the impact of their individual contributions to the Company. In determining the number of options to be awarded to each individual, the Committee considers the executive's level of management responsibility and potential impact on the Company's profitability and growth. During the 1996 fiscal year, options were granted to the Company's Chief Operating Officer and Chief Financial Officer at an option price equal to the fair market value of the Company's stock on the date of grant. During the last fiscal year, no options were granted to other key executives (including the Company's Chief Executive Officer).

CHIEF EXECUTIVE OFFICER COMPENSATION

The Board of Directors established 1996 compensation of Louis J. Morgan, the Company's Chief Executive Officer, based upon his employment agreement which initially established his annual base salary.

Louis J. Morgan                            Ronald Langley

COMPARATIVE CUMULATIVE SHAREHOLDER RETURN

The graph presented below compares the five year cumulative total return of PC Quote, Inc., the AMEX Market Value index, and the Standard & Poor's Computer Software index from December 31, 1991 to December 31, 1996. Total return is based on an assumed investment of $100 on December 31, 1991.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

FIVE YEAR TOTAL RETURN

                             PCQT     Amex Market Value Index      S&P Computer Software Index
1991                      $100.00                     $100.00                          $100.00
1992                        75.62                      101.05                           118.01
1993                       242.85                      120.78                           150.04
1994                       171.42                      109.77                           176.91
1995                      1814.22                      138.77                           248.22
1996                       299.99                      147.64                            368.9

ANNUAL REPORT

The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996, including financial statements, accompanies this Proxy Statement. However, no action is proposed to be taken at the meeting with respect to the Annual Report, and it is not to be considered as constituting any part of the proxy soliciting material.

STOCKHOLDER PROPOSALS

From time to time stockholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 1998 stockholders' meeting must be received by the Company no later than February 28, 1998. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

OTHER MATTERS

Management knows of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy or their substitute will vote said proxy according to their best judgment.

A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 is available without charge to stockholders upon written request to the Company's Chief Financial Officer.

                                          By order of the Board of Directors
                                          DARLENE E. CZAJA
                                          SECRETARY

                                       16